Wizzard Software Corporation
                      5001 Baum Boulevard, Suite 770
                      Pittsburgh, Pennsylvania 15213



August 22, 2005


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Re:  Wizzard Software Corporation, a Colorado corporation (the "Company")

     Post-Effective Amendment No. 4 to Registration Statement on Form SB-2 Commission File No. 333-114791

     Pre-Effective Amendment No. 4 to Registration Statement on Form SB-2 Commission File No. 333-123715


Ladies and Gentlemen:

    Pursuant to Rule 461 of the Securities and Exchange Commission, the Company respectfully requests acceleration of effectiveness of the above-referenced Registration Statement to 5:00 p.m., Eastern Daylight Time, on August 23, 2005.

    Thank you very much.

                                       WIZZARD SOFTWARE CORPORATION

                                       /s/ Christopher J. Spencer

                                       Christopher J. Spencer
                                       President